NEWS FOR RELEASE: IMMEDIATE                         CONTACT:   Lee A. Brown
                                                    Ramtron
                                                    719-481-7213

               RAMTRON COMPLETES PREFERRED STOCK RESTRUCTURING,
                   EFFECTS ONE-FOR-FIVE REVERSE STOCK SPLIT

COLORADO SPRINGS, CO, August 6, 1999 - Ramtron International Corporation (Nasdaq: RMTCD) announced today that it has consummated an agreement with a majority of the Company's preferred stockholders to restate the terms of the Company's Series A Convertible Preferred Stock ("Preferred"). The preferred stockholders have ten days to select from three options presented in the restructuring agreement. Details of the options presented can be found in the Company's proxy statement dated June 21, 1999. Additionally, the Company has secured an agreement to amend the scheduled maturity date of an August 31, 1995 Loan Agreement between the Company and the National Electrical Benefit Fund to March 15, 2002.

The Company also announced that a one-for-five reverse stock split of the Company's common stock would be effective prior to the beginning of trading on August 8, 1999. Subsequent to the reverse stock split, Ramtron will have approximately 12.6 million common shares outstanding. Stockholders will be notified and requested to submit their certificates representing shares of common stock to the Company's transfer agent, Citibank N.A., in exchange for new certificates representing post-reverse split common stock. One share of new common stock will be issued in exchange for each five presently outstanding shares of common stock.

As of August 8, 1999, the Company's common stock will trade temporarily under ticker symbol "RMTCD". Ramtron's common stock symbol will revert back to its original listing under "RMTR" provided that the Company satisfies Nasdaq's $1.00 minimum closing bid requirement for 10 consecutive trading days subsequent to August 8th. The Company plans to announce any changes to the trading symbol as they occur.

For additional information regarding Ramtron, contact Communications Department, 1850 Ramtron Drive, Colorado Springs, Colorado USA, 80921. Telephone 800-545-FRAM (3726); fax 719-488-9095; e-mail info@ramtron.com; Web page http://www.ramtron.com.

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